Exhibit 10.36

GAMING MANAGEMENT AGREEMENT

THIS AGREEMENT, made and entered into this 24th day of March, 2006, at Red Rock, Oklahoma, by and between the OTOE-MISSOURIA TRIBE OF INDIANS, a federally recognized Indian Tribe organized pursuant to Section 3 of the Act of June 26, 1936 (49 Stat. 1967) by and through its duly elected Otoe Missouria Tribal Council (hereinafter referred to as “Tribe”), and SOUTHWEST CASINO AND HOTEL CORP., a Minnesota corporation with its principal place of business located in Minneapolis, Minnesota (hereinafter referred to as “Manager”).

W I T N E S S E T H

WHEREAS, Tribe desires to become involved with Manager in the operation of Class II gaming and Class III gaming as authorized by compact with the State of Oklahoma (the “Enterprise” as more fully defined below) at the location described on Exhibit A to this Agreement and any new location(s) that may be agreed upon between Tribe and Manager (collectively referred to as the “Facilities”); and

WHEREAS, Tribe is committed to the use of gaming activities as a primary means of economic development and financial support for tribal programs and essential governmental services; and

WHEREAS, Tribe desires to contract for the management services of Manager in order to assure that the Enterprise is well managed, marketed and sufficiently funded for all refurbishing and/or expansion costs, equipping, staffing and training of all employees; and

WHEREAS, Manager agrees to assist the Tribe in its efforts to refurbish, expand, equip and staff the Facilities, and provide the management experience necessary to conduct successful Tribal gaming operations under the terms and conditions stated more fully in this agreement; and

IT IS THEREFORE AGREED by the parties to this Agreement, that Tribe offers to hire Manager, and Manager accepts Tribe’s offer to be employed as contract manager to manage the Enterprise under the terms and conditions and for the consideration more fully described in this Agreement.

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings stated below:

1.1          “Affiliate” means, in the case of the Manager, any entity that controls, is controlled by, or is under common control with the Manager and any employee, officer, director or agent of Manager or any such entity.

1.2          “Claim” means any dispute or claim between any Tribal Party and the Manager or an affiliate of the Manager, which is directly or indirectly related to the Enterprise, assets of the Enterprise, the Facilities, or this Agreement, whether arising under law or in equity, whether arising as a matter of contract or a tort, and whether arising during or after the term of this Agreement.

1.3          “CPA” means an accounting firm of regional or national recognition selected by Tribal Representative.

1.4          The “Enterprise” is the commercial enterprise of the Tribe authorized to engage in (a) gaming of every variety defined as Class II Gaming by the Indian Gaming Regulatory Act of 1988, as amended (the “Act”); (b) gaming of every variety that is authorized by compact with the State of Oklahoma (which may be defined as Class III Gaming under the Act); and (c) any other lawful commercial activity allowed on the Facilities. The Tribe will have the sole proprietary interest in and responsibility for the conduct of all Gaming Operations (as defined below) conducted by the Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.

1.5          “Facilities” means all improvements at the location described on Exhibit A and any new locations that may be agreed to between Tribe and Manager (which will be added to Exhibit A by amendment), including any parking areas and drives used for ingress and egress at such location or locations, it being understood that the term “Facilities” is intended to envelop all gaming operations and supporting facilities of the Tribe at the location or locations described in Exhibit A to this Agreement.

1.6          “Gaming Commission” means the legislative body established under the laws of the Tribe with jurisdiction to oversee the Enterprise on behalf of the Tribe, and to contract for the construction and operation of any enterprise, including the Enterprise that is contemplated in this Agreement.

1.7          “Gaming Operation” or “Gaming” means the economic entity that is licensed by the Tribe, operates the games, receives the revenues, issues the prizes, and pays the expenses.

1.8          “Gaming Related Operating Expenses” means those expenses, (excluding Management Fees), calculated in accordance with generally accepted accounting principles (GAAP), necessary for the Gaming Operation, including the following:  (1) repayment of interest on loans, secured with the assistance of Manager or otherwise, to the Tribe pursuant to this Agreement; (2) the payment of salaries, wages, benefit programs, and training for employees of the Gaming Operation, including Manager’s Representative defined in Section 3.2.A of this Agreement and the Tribal Coordinator defined in section 3.2.B of this Agreement, and contract labor or services retained on behalf of the Gaming Operation; (3) materials and supplies for the Gaming Operation; (4) utilities; (5) the cost of fire protection, emergency medical services and law enforcement; (6) interest on installment contract purchases or lease-type financing by the Gaming Operation; (7) insurance and bonding; (8) advertising and marketing, including busing and transportation of employees and/or customers to the Facilities and including such portion of any loss realized from non-gaming operations determined by Manager and Tribe to be a proper allocation to the marketing budget subject to the budget agreed upon by the Manager and Tribal Council; (9) fees, costs, dues and contributions associated with Tribal and Gaming Operation membership and participation in trade associations and related associations; (10) security costs and background checks of employees of the Gaming Operation; (11) reasonable travel expenses for officers of the Manager to inspect and oversee the Gaming Operation, and for the Chairman of the Tribe and members of the Tribal Council and key employees of Tribe when such travel is reasonably related to the Gaming Operation, subject to the budget agreed upon by the Manager and the Tribal Council; (12) trash removal; (13) costs of goods sold; (14) other expenses designated as Operating Expenses in the annual budget of the Gaming Operation as approved by the Tribal Council and Manager; (15) professional fees and expenses, including legal and accounting fees incurred on behalf of the Gaming Operation; (16)  National Indian Gaming Commission (“NIGC”) fees; (17) amortization of start-up expenses; (18) any federal, state or Tribal taxes or assessments which are properly assessed against the Gaming Operation; (19) reasonable costs incurred by the Tribe in regulating the Gaming Operation; (20) Rental payments; and (21)

reasonable accruals established by Manager after consultation with Tribe to provide for future payment of operating expenses and jackpot type prizes.

1.9          “General Manager” means the person selected by Manager and approved by the Tribal Representative, who is experienced in the operation, maintenance and accounting for a Gaming Operation. The General Manager will be selected by, and under the direct supervision of, the Manager and is the person responsible for, and empowered with the necessary authority for, carrying out the duties and responsibilities of Manager stated in this Agreement in connection with the operation of the Facilities. The General Manager will be an employee of the Enterprise and will be engaged during the term of this Agreement.

1.10        “Management Agreement” and “Agreement” means this Agreement.

1.11        “Net Revenues” means gross gaming revenues of the Gaming Operations less (a) amounts paid out as, or paid for, prizes; and (b) total Gaming-Related Operating Expenses, excluding management fees.

1.12        “Non-Gaming Net Revenues” means gross revenues from all non-gaming sources including, without limitation, restaurant and food service (including the sale of alcoholic beverages, if any, and excluding tribal industries such as tobacco sales or gift shop, if any), less total non-gaming related operating expenses calculated in accordance with generally accepted accounting principles (GAAP).

1.13        “Project Approval” means approval by the Chairman of the NIGC of this Gaming Management Agreement and authorization by Manager to conduct Class II Gaming (as defined in the Act) and, as authorized by compact with the State of Oklahoma, Class III Gaming.

1.14        “Tribal Land” means any property which may in the future, or which presently fits within the definition of “Indian Land” in Noble County, Oklahoma, for purposes of establishing tribal or federal jurisdiction and regulatory authority over gaming activities.

1.15        “Tribal Party” means the Otoe-Missouria Tribe of Indians, and any subdivision, agency, department, board, committee, commission, instrumentality, subdivision, or entity owned or controlled, in whole or in part, directly or indirectly, by the Otoe-Missouria Tribe of Indians.

1.16        “Tribe” means the Otoe-Missouria Tribe of Indians.

1.17        “Tribal Representative” means the Chairman of the Tribe, or his or her designee, appointed in accordance with this Agreement. The Tribe may, in its sole discretion, delegate any Tribal Representative functions to the Tribal Council.

1.18        “Tribal Gaming Commission” means the body of the Tribe authorized to regulate the Gaming Operation pursuant to the adopted tribal gaming ordinance.

ARTICLE II

EMPLOYMENT OF MANAGER

2.1          General Responsibilities of Manager. Tribe retains and engages Manager commencing on the Effective Date (as defined in Section 18.8 of this Agreement). Manager’s responsibilities include assisting Tribe with the renovation of existing or other desirable locations and facilities for conducting Class II gaming and Class III gaming as authorized by compact with the State of Oklahoma, both within and outside the Tribe’s last reservation boundary, including remodeling, expanding, equipping the Facilities with gaming equipment and machinery, staffing, staff training, marketing and promotion and the funding of an initial house bank sufficient to begin operation and safely cover all initial wagers and payouts. Manager will establish an adequate advertising and marketing budget and will place all necessary advertising. Manager will have the exclusive right to manage the Facilities on behalf of Tribe in compliance with (i) the terms of this Agreement; (ii) the Act or other applicable Tribal and/or Federal law; (iii) the gaming compact between the Tribe and the State of Oklahoma; and (iv) the tribal gaming ordinance. Manager will maintain and provide food and beverage services for patrons of the Facilities. Such food and beverage services will be maintained and accounted for separately. Manager will promptly pay all bills of the Gaming Operation when they become due with funds of the Gaming Operation. Manager, after consultation with the Tribal Representative, will establish a schedule during which the Facilities will be open for business. Manager will use actual market experience after opening to ascertain whether the schedule needs to be modified after taking into consideration the cost of operation during any given period and the revenues to be expected during that same period. This Agreement will not transfer or, in any other manner, convey any interest in land or other real property.

2.2          Renovating, Expanding and Equipping the Facilities. After Effective Date of this Agreement, the Tribal Representative, on behalf of the Tribe with the direction and assistance of Manager, will undertake all steps necessary to renovate and equip the Facilities, and if agreed upon between the Tribe and Manager, expand or build additional Facilities. Manager will submit all renovation, expansion and equipment plans to the Gaming Commission for final approval before implementation. If applicable, the Manager will supply the NIGC with all information necessary for the Gaming Commission to comply with the NIGC’s regulations issued pursuant to the National Environmental Policy Act in connection with any renovation or expansion plans. Further, any contracts pertaining to the renovations or equipping of the Facilities will also require the final approval of the Tribal Representative.

2.3          Alcoholic Beverages and Tobacco Sales. During the term of this Agreement, no alcoholic beverages will be served on the Property unless the Gaming Commission, on behalf of the Tribe, decides otherwise and unless the serving of such beverages is otherwise in accordance with applicable law. Revenues from, and the management of, the sale of alcoholic beverages will be under Manager’s supervision and aggregated with other food and beverage revenues in the calculation of Net Non-Gaming Revenues under this Agreement. Tobacco may be sold at the Gaming Operation by the Tribe if such sale is in accordance with the provisions of applicable law and with any agreements between the Tribe and any agency of the Tribe or other government authority. The revenues of any tobacco sales will be revenues of the Tribe, exclusively, and all tobacco operations will be under the direction of the Tribe; however, the employees must meet the standards imposed by Manager on other employees of the Gaming Operation.

2.4          Security Force. Manager will be responsible for providing a security force sufficient to reasonably assure the safety of the customers, personnel, monies, and property of the Gaming Operation. Such security force will be comprised of security officers employed directly by the Tribe, who will report directly to the Manager, and each security officer will be bonded in sufficient amounts commensurate with their enforcement duties and obligations. The cost of such security force will be included in the Operating Expenses of the Gaming Operation.

2.5          Responsibilities of the Tribe. Tribe agrees to promulgate appropriate Tribal gaming laws and regulations by which Manager can be guided and by which Tribe will exercise the required Tribal control and regulatory authority over its gaming industry. Tribe agrees to refrain from the promulgating or enforcing of laws or the assessing or collecting of taxes on the operation of the Facilities or Manager, including all profit centers and activities in the Facilities which, in the judgment of Manager, might serve to reduce the benefits of this Agreement to Manager during the term of this Agreement. If any such law or assessment exists or is duly promulgated, Tribe, by this Agreement, exempts the Gaming and related business activities of the Facilities from that law or assessment for the term of this Agreement and waives payment and enforcement of same. Any such change of law or regulation will be applicable to the subject Facilities during the term of this Agreement only with the written consent of Manager. If the Tribe imposes a tax, fee or other charge in contravention of this Section, the Tribe will be obligated to reimburse Manager within seventy-two (72) hours. If the Tribe fails to reimburse Manager within seventy-two (72) hours of such imposition, Manager will be entitled to deduct the amount of the required reimbursement from the Tribe’s share of Net Revenues otherwise distributable under Section 6.1 of this Agreement.

2.6          Term of Agreement. This Agreement will be for a term of 5 years commencing on the date the Facilities are first opened for business under the management of Manager. If Manager assists the Tribe in obtaining financing and constructing a new Facility or new Facilities, the term of this Agreement will be 7 years commencing on the date that new Facility is first opened for business.

ARTICLE III

EMPLOYEES AND OPERATIONS

3.1          Personnel. All employees of the Facilities will be considered Tribal employees assigned to the Facilities under the authority and supervision of Manager. Subject to the provisions of Section 3.1.D, all responsibility for employment decisions, including, but not limited to, the hiring, firing, promotion, transfer, compensation and discipline of employees will, however, be the sole responsibility of Manager, who will make such decisions in accordance with the rules, regulations, policies and procedures and prudent employment practices established by Manager and reasonably approved by Tribe for use in the operation of the Facilities. Tribe agrees not to attempt to influence employment decisions based on political or family relationships.

3.1.A      Tribal Hiring Preference. The parties to this Agreement agree that preference will be given to qualified Tribal members for all available and vacant positions of employment with the

Facilities. Next preference will be given to qualified Native American persons who are not Tribal members. Final determination of the qualifications of Tribal members and all other employees for employment will be made by Manager.

3.1.B      Hiring Process. Tribe will maintain a file of current applications of Tribal members who desire to be considered for employment in the Gaming Operation. At such time as a vacancy or opening occurs, or is anticipated to occur by Manager, Manager will request such applications be delivered by Tribe for consideration. If no qualified applicants are available, then Manager may at its discretion choose to hire a non-Tribal member of Manager’s choice.

The parties agree that adequate education and experience are an absolute requirement for placement in many management and supervisory positions that will be required for the operation of the Facilities. In addition, specific training and experience will be required for persons selected to fill other non-management positions. Every reasonable effort will be made to place Otoe-Missouria tribal members in middle level and top-level managerial positions. The Manager will be prepared to give clear explanations upon request of Tribe as to the finding that tribal members who otherwise meet the minimum standards for employment are not hired. Manager will establish such training activities as may be necessary to maintain an adequately skilled work force for the Facilities.

3.1.C      Emergency Hiring. Manager may, at its discretion, declare any key position that becomes vacant to be an emergency vacancy for immediate employment of any person who Manager deems to be competent in education, training and/or skills required to perform satisfactorily in the subject position. Any such position must be one which in Manager’s opinion or judgment an extended vacancy would cause substantial loss of revenue, quality of service, or otherwise jeopardize the level of performance and thus the reputation of the Facilities.

3.1.D      Security Clearance and Background Reviews. Tribe will conduct an adequate background review, as is necessary and appropriate to the responsibilities of each position to be filled within the Facilities, of each employee of the Facilities. This background review must be sufficient to meet the requirements of the Act and regulations promulgated under the Act, the tribal compact, the tribal gaming ordinance and such reasonable regulations as may be promulgated by the Tribe. The background investigation procedures employed by the Tribe will be formulated in consultation with

Manager and must satisfy all regulatory requirements. The cost of background reviews will be an Operating Expense of the Gaming Operation, and Manager will cooperate and assist Tribe where necessary in obtaining the information necessary to adequately carry out this task. If Tribe does not approve the hiring of any person, that person will not be employed by Manager at the Gaming Operation.

3.2          Manager’s Representative. Manager will appoint and hire as its representative on site the General Manager who will serve in the capacity generally described below:

3.2.A      General Manager of the Facilities with primary authority over all other employees, and who will make, or delegate to an appropriate staff-member responsibility and authority to make all day-to-day business decisions required at the Facilities. The General Manager will have ultimate authority over such delegated tasks and will adequately supervise and monitor same to secure the successful exercise of such authority by her or his staff.

3.2.B      Compensation of General Manager. The position described in paragraph 3.2.A of this Agreement, as with all other employment positions within the Gaming Operation, will provide compensation by salary, pay scale and other appropriate and desirable compensation and benefits as are appropriate to the responsibilities of that position, and that is competitive in the gaming and recreation industry. If the originally appointed person is not able, or chooses not to serve in this capacity, Manager will have the sole authority for the selection of any replacement of its appointee with a qualified person of Manager’s choice.

3.3          Security. Manager will select and employ, on behalf of the Enterprise, personnel to reasonably insure the safety and security of the Facilities (including any parking lots or garages) and guests, employees and the handling of monies related to the Gaming Operation or any other revenue center within or connected to the Facilities, including a Director of Security who will report to the General Manager on site and will provide a copy of any written report directly to Manager. Manager will work toward establishing a security force of a high level of training and expertise. All reports and information from the Director of Security will be made immediately available to the Gaming Commission as established under the Tribal Gaming Ordinance. Manager will also pay the cost of any increased public safety services required for the Gaming Operation. All expenses of these security activities will be an Operating Expense of the operation of the Facilities, including professional training, uniforms, transportation and any arms or other equipment reasonably necessary, in the judgment of Manager, to the proper fulfillment of the responsibilities of the security force.

3.4          Limited Appointment of Manager as Agent of Tribe. This Agreement does not transfer any interest in the Property to Manager. Manager, however, is appointed, delegated, employed and authorized to act on behalf of Tribe as Tribe’s agent in carrying out a variety of duties necessary to the proper and efficient management and operation of the Facilities on behalf of Tribe as follows:

3.4.A      Operation of General Business and Business Affairs. Manager will manage the day-to-day operation of the Facilities, including, but not limited to, the general business and business affairs in connection with the improvement, operation, equipping, management and maintenance of the Facilities, management of real estate and all improvements to the property set aside for the use of Manager and for the operation of the Facilities. In carrying out these duties and responsibilities, Manager promises and agrees to comply with the letter and spirit of this Agreement, its terms and conditions. Manager is not authorized or empowered to obligate Tribe or to pledge tribal assets to secure any debt or obligation of the Gaming Operation and is not authorized to enter into a lease or deed for real property.

3.4.B      Management and Control. Manager will have the exclusive authority over, and right to control of, the day-to-day management and control of the Gaming Operation and all non-gaming activities (other than tobacco sales, if any), its employees, customers, revenues and any and all property and assets assigned, located or otherwise used at or for the Facilities. This authority includes all decisions regarding games played and the rules of play for such games, the odds or payouts of such games, and the profit margins to be used in the sale of any goods or services to be sold on the premises, all in compliance with the compact, the tribal gaming ordinance, and/or industry standards. The control exercised by Tribe over the Facilities and the Gaming Operation will be exercised through the tribal gaming ordinance and regulations appropriately promulgated under the tribal gaming ordinance, the terms of the compact, and the terms of this Agreement.

3.4.C      Collection, Deposit and Disbursement of Revenues. As Tribe’s Agent, Manager will collect, receive and account for, on behalf of Tribe, all revenues generated and resulting from the operation of the Facilities. These revenues will be deposited into an account or accounts of the Gaming Operation with the bank or banks Manager may choose, with the approval of Tribe, with the sole signatories to be Manager or Manager’s duly authorized representatives designated for those purposes. Manager is authorized to make all disbursements and expenditures that are necessary from these account(s) in order to fund all Gaming Operations and other expenses related to the Facilities, including, but not limited to, Operating Expenses and non-gaming operating expenses; and the disbursement of Net Revenues and Non-Gaming Net Revenues due Tribe and Manager. All such expenditures and disbursements will be clearly represented within and on the regular monthly financial statement or report provided by Manager to Tribe as more specifically stated in this Agreement below.

ARTICLE IV

ACCOUNTING AND FINANCIAL REPORTING

4.0          Accounting. Manager will provide for the establishment and maintenance of satisfactory accounting systems and procedures that will, at a minimum:  (a) include an adequate system of internal accounting controls; (b) permit the preparation of financial statements in accordance with generally accepted accounting principles; (c) be susceptible to audit; (d) allow the Gaming Operation, the Tribe, and the Commission to calculate the annual fee payable to the NIGC pursuant to 25 C.F.R Section 5.14.1; (e) permit the calculation and payment of the Manager’s fee; and (f) provide for the allocation of operating expenses or overhead expenses among the Tribe, the Enterprise, the Manager, and any other user of shared facilities and services. Any such allocation must be reasonable and acceptable to both Tribe and Manager.

4.1          Financial Records and Statements. Manager will maintain full and accurate gaming operation records, including books of account and records, upon the premises and provide access to Tribe or Tribe’s delegated representative for the inspection of the gaming operation records at any time to verify daily gross revenues and income from the operation and the Tribe will have access to any other gaming related information the Tribe deems appropriate. The books will be kept in compliance with generally accepted accounting principles, and pursuant to the requirements of the Act and the terms of any approved gaming compact. Manager will prepare and provide to the Tribe comparative financial statements monthly, quarterly and annually of all sales, revenues and all other amounts collected and received, and all deductions and disbursements made from those amounts in connection with the Gaming

Operation and in conformance with the budget. An independent, qualified Certified Public Accountant selected by the Tribal Representative after discussions with the Manager will perform an annual audit of the Gaming Operation and of all contracts for supplies, services or concessions for a contract amount in excess of $25,000.00 annually (except contracts for professional legal or accounting services) reflecting Operating Expenses as defined in this Agreement. The costs incurred for the audits will be an Operating Expense of the Gaming Operation. The Gaming Commission will provide the audits, on behalf of the Tribe, to all appropriate governmental agencies, as required by law, and may be used by Manager for reporting purposes under Federal and State securities laws, if required.

4.1.A      Accountant. Manager will employ, as an Operating Expense, a bookkeeper, accountant or accounting firm to oversee the performance of the accounting tasks required to meet the requirements of this agreement, and in order to assist Manager with the financial information needed to fully and properly carry out the general duties and responsibilities of Manager under this Agreement. Manager will design and install systems for insuring the security of all funds and maintain and police these systems at a minimum each quarter. The person or firm so retained by Manager will be independent from the CPA defined in paragraph 1.1 of this Agreement.

4.1.B      Daily Reports. Manager will ensure the capacity to determine the daily revenues, including the gross handle and hold of the Facilities, and will communicate these daily results to the Tribe.

4.1.C      Financial Reporting. Manager will provide separate accountability, and at a minimum quarterly financial reporting, for all non-gaming profit centers that exist within the Facilities or that may be otherwise related to the Facilities, such as restaurants, hotels or otherwise.

4.1.D      Deposit of Proceeds. Proceeds from all non-gaming profit centers will be deposited and secured by Manager for deposit at the bank or banks selected by Manager and Tribe.

4.1.E       Cash Management System. Manager will establish a cash management system that is adequate to safeguard the funds of the Gaming Operation. The Tribe will have the right to oversee the cash management system, including video surveillance.

4.1.F       Tax Withholdings on Winnings. Manager will be responsible for reporting and withholding taxes with respect to the winnings from gaming or wagering operations as may be required by the Internal Revenue Code of 1986, as amended.

4.1.G      Internal Revenue Code. Manager will be responsible for compliance with all other lawful requirements imposed by the Internal Revenue Code.

4.2          Depositories and Accounts. Manager will, as agent for Tribe, establish sufficient bank accounts as are deemed necessary and appropriate to the proper management and control of all revenues generated upon the Facilities. Manager and Tribe will mutually determine the depositories to be used for these purposes.

4.2.A      Tax Identification Number. Manager will use a separate Tax Identification Number as opposed to the Tribal Tax Identification Number for any or all accounts of the Enterprise as a means of insuring against any and all claims of third parties, including creditors or state and federal authorities who make any claim against Manager. The use of the separate Tax Identification Number for the Enterprise will not change or reduce the authority of Manager over the use or disbursement of the monies as otherwise authorized by this Agreement.

4.2.B      Change of Depository. With the consent of the Tribal Representative, Manager may from time to time change the depositories used for the Facilities, but will be required to give Tribe notice of Manager’s intent so to do no less than 20 days before any such change in depositories. Failure of the Tribe to object within that 20-day notice period will be deemed to be approval of the change in depositories. The notice will contain a full and complete statement of the reason for the change and the basis upon which the selection of the new depository was made.

ARTICLE V

REVENUES, PROFITS AND TAXES

5.1          Determination of Net Revenues and Non-Gaming Net Revenues. For the purposes of determining Net Revenues in order to calculate the proper distribution of profits between Tribe and Manager, Net Revenues are defined in paragraph 1.9 of this Agreement and Non-Gaming Net Revenues are defined in Paragraph 1.10 of this Agreement.

5.2          Distribution of Profits. The distribution of profits will be made within 20 days of the close of each calendar month, after calculation of Net Revenues and Non-Gaming Net Revenues by Manager and after a report of those calculations and the resulting distribution plan is delivered to Tribe. All payments to the Tribe of its share of Net Revenues and Non-Gaming Net Revenues or its guaranteed payment will be deposited as instructed, in writing, from time to time. Tribe and Manager will bear the burden of any loss for non-gaming operations in the following ratio: 80% Tribe and 20% Manager. Any such loss will be deducted from Net Revenues before payment of Management Fees or disbursement of Net Revenues to Tribe.

5.2.A      Objections to Calculations. Any objection or difference of opinion that Tribe might have with the manner of calculation will be the subject of good faith negotiation between the parties.

5.2.B      Waiver of Objections. Tribe will endeavor to review the reports referred to in paragraph 5.2 above promptly. Failure of Tribe to raise any such objection within 60 days of receipt of the distribution report will result in the waiver by Tribe of any objections, unless Manager has failed to adequately report income and expense or has failed to properly calculate the distributions; and, in the absence of fraud, Tribe is prohibited from making such objections after that 60 day period.

5.2.C      Miscalculation. If it is determined as a result of timely objection by Tribe that Manager is indebted to Tribe for miscalculation or otherwise, Tribe will be entitled to repayment of the amounts determined to be owed with interest at the current treasury bond rate at the time the determination is made and entered. Likewise, any debt or judgment awarded Manager against Tribe will earn interest at the same rate. In either case, awards may be paid immediately or out of future Net Revenues and Non-Gaming Net Revenues. Terms of repayment will be negotiated in good faith by the parties to this Agreement. Upon failure of the parties to agree, the terms will be established by the Tribal Gaming Commission.

5.3          Fiduciary Relationship of Manager to Tribe. In the carrying out of Manager’s duties and responsibilities under this Agreement, Manager acts as the fiduciary of Tribe and will be held to the traditional standards of a fiduciary.

ARTICLE VI

COMPENSATION AND REIMBURSEMENT

6.0          Facility Rental Payment. Manager shall pay to Tribe the amount of $128,000.00 per month for the rental of said facilities due on or before the 20th day of each month beginning the first month of operation under this Agreement. Said rental payment shall be a Gaming-Related Operating Expense.

6.1          Management Fee. In consideration of the performance of the duties and obligations assumed by Manager under this Agreement, Tribe agrees that Manager will receive compensation equal to the sum of (i) 20 percent of all Net Revenues, plus (ii) 20 percent of all Non-Gaming Net Revenues, generated from the Gaming Operation located at the Facilities managed under this Agreement by Manager. If Manager assists the Tribe in obtaining financing and constructing a new Facility, Tribe agrees that Manager will receive compensation equal to the sum of (i) 25 percent of all Net Revenues, plus (ii) 25 percent of all Non-Gaming Net Revenues, generated from the Gaming Operation located at the Facilities managed under this Agreement by Manager. After payment of the Management Fee to Manager, remaining Net Revenue and Non-Gaming Net Revenues will be paid to Tribe. Management Fees will be calculated monthly and adjusted annually. The annual adjustment will be reviewed and confirmed by the CPA.

6.2          Guaranteed Payment to Tribe. Manager agrees that, beginning 90 days after the date of the first day the Facilities are opened for business under the management of Manager, the Tribe will receive a minimum monthly distribution of Net Revenue under Section 5.2 of this Agreement of $25,000.00 (the “Monthly Guaranteed Payment”), the first payment due on or before the 20th day of the first full month of operation of the Facilities after the 90 day period ends and due on or before the same date of each month thereafter throughout the term of this Agreement, without regard to the profitability of the Facilities and preference over retirement of development and construction costs.

6.3          Final Distribution. Upon termination or expiration of this Agreement, Manager will be entitled to receive from the Tribe, cash equal to 20 percent of the Gaming Operation undistributed Net Revenues and Non-Gaming Net Revenues, except, if Manager assists the Tribe in obtaining financing and constructing a new Facility, Manager will be entitled to receive from the Tribe cash equal to 25 percent of the Gaming Operation undistributed Net Revenues and Non-Gaming Net Revenues.

ARTICLE VII

NOTICE

7.1          Notices. Any notice required under this Agreement must be delivered by certified mail addressed to Tribe at:

Otoe-Missouria Tribe of Indians

8151 Highway 177

Red Rock, Oklahoma 74651-0348

Attn: Chairman

addressed to Attorney General:

Kennis M. Bellmard, Esq.

Andrews Davis, P.C.

100 N. Broadway, Suite 3300

Oklahoma City, OK 73102

and to the Manager at:

Southwest Casino and Hotel Corp.

c/o Thomas E. Fox, President

2001 Killebrew Drive, Suite 306

Minneapolis, Minnesota 55425

and to NIGC at:

National Indian Gaming Commission

1850 M Street N.W., Suite 250

Washington, D.C. 20036

ARTICLE VIII

WARRANTIES AND REPRESENTATIONS

8.1          Warranties and Representations. The parties to this Agreement warrant and represent to each other that they will each act responsibly to promptly request the approval of this Agreement by the proper federal agency or commission; that they will take no action against, nor fail to take appropriate action to secure, the approval of this Agreement. Neither party will attempt to alter the terms of this Agreement without the written consent of the other, nor will they attempt to make assignment or transfer of their rights in whole or in part under this Agreement to any third party. Tribe warrants to Manager that Tribe exempts the Gaming Operations conducted at the Facilities from any ordinance or regulation which will, by virtue of the enforcement of that ordinance or regulation, effectively amend or modify the terms of this Agreement, or in any way reduce the benefits to Manager from this Agreement whether presently existing or hereafter promulgated.

ARTICLE IX

GROUNDS FOR TERMINATION

9.1          Breach by Manager. This Agreement may be terminated upon the written consent and approval of both parties, or by the Tribe if any principal, employee or agent of Manager is found guilty of theft or embezzlement of monies or assets of the Tribal Gaming Operation. For purposes of this section, a principal of Manager will be defined as James B. Druck, Thomas E. Fox or Brian L. Foster However, upon final determination of guilt, Manager may terminate the principal, employee or agent of Manager and make restitution for the amount lost and thereby preclude Tribe’s right to terminate. This Agreement may also be terminated by a final judgment of a court of competent jurisdiction as a result of a finding of a material breach of this Agreement. Subject to Manager’s ability to cure any shortfall by restitution as provided above, it is specifically understood and agreed that this Agreement may be terminated by the Tribe if Manager fails to make any payment to the Tribe when due without good cause or reasonable explanation for the failure to make payment when due (it being understood that mistake, inadvertence or other negligent error will constitute “reasonable explanation” under this Agreement), which will be considered a material breach of this Agreement. A material breach of this Agreement will include, but not be limited to, a failure of either party to perform any material duty or obligation on its part for any 20 consecutive days. However, neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this Agreement, and the defaulting party thereafter fails to cure or take steps to substantially cure the default within 60 days following receipt of such notice. The discontinuance or correction of the material breach will constitute a cure of that breach. In the event of any termination for cause, regardless of fault, the parties will retain all monies previously paid to them under Article 6 (Compensation and Reimbursement) of this Agreement; and the Tribe will retain title to all Gaming Operation facilities, fixtures, improvements, supplies, equipment, funds and accounts (collectively, the “Gaming Operation Assets”), subject to the rights of any third party lender under any Loan Agreements relating to the acquisition or financing of all or any portion of the Gaming Operation Assets. Notwithstanding the foregoing, to the extent Manager has, at the time of the termination, Net Revenues due under Article 6 of this Agreement, such Net Revenues will be paid to Manager promptly upon termination.

9.2          Tribal Breach. If this Agreement is terminated due to a breach by Tribe, Manager will not be required to perform any further services under this Agreement and the Gaming Commission and the Tribe will indemnify and hold Manager harmless against all liabilities of any nature whatsoever relating to the Gaming Operation or created by the termination of this Agreement. Any Net Revenues on hand at the time of termination will be distributed in accordance with Article 6 of this Agreement. Manager and the Tribe acknowledge and agree that termination of this Agreement may not be a sufficient or appropriate remedy for breach, and further agree that under the other provisions of this Agreement, as provided for in Sections 17 and 18, Manager will have the right to pursue other remedies, at law or equity and in addition to termination, as it determines are best able to compensate it for that breach. Manager will specifically be entitled to recover its share of Net Revenues for the period commencing on the date of any breach by the Tribe and continuing through the remaining term of this Agreement. In addition, the Tribe specifically acknowledges and agrees that there will be irreparable harm and that full damages will be difficult to determine if the Tribe commits any breach. An election to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect will not preclude the injured party from providing notice of termination under the provisions of this Section 9. Regardless of the remedy selected, Manager will retain the right to repayment of amounts due under this Agreement.

9.3          Involuntary Termination Due to Changes in Applicable Law. It is the understanding and intention of the parties that the establishment and operation of the Gaming Operation contemplated in this Agreement conforms to and complies with all applicable laws. If this Agreement, the Gaming Operation, any material aspect of Gaming or any material aspect of any tribal compact is determined by the Congress of the United States, the Department of the Interior, the NIGC, or the final judgment of a court of competent jurisdiction to be unlawful under Federal or State law, the obligations of the parties to this Agreement will cease and this Agreement will be of no further force and effect, provided that: (i) Manager and the Tribe will retain all monies previously paid to them under Article 6 of this Agreement; (ii)

funds of the Gaming Operation in any account will be paid and distributed as provided in Article 6 of this Agreement; and (iii) the Tribe will retain title to all Gaming Operation facilities, fixtures, improvements, supplies and equipment, subject to the rights of Manager under any security agreement and subject to any requirements of financing arrangements.

9.4          Manager’s Rights to Terminate. If conditions beyond the reasonable control of Manager occur, which in Manager’s sole discretion cause Manager to believe that this Agreement cannot be reasonably performed by either party, Manager may terminate this Agreement without penalty at any time before the commencement of Gaming Operations at the Facilities.

9.5          Dissolution, Insolvency or Bankruptcy of Manager. If the Manager is dissolved, executes any petition under the Bankruptcy Code, files for or is declared bankrupt, becomes insolvent, ceases to function as a business entity, fails to perform or otherwise is guilty of a material breach of this Agreement that remains uncured for at least 30 after receipt of written notice of breach from the Tribe, or if the Manager’s creditors cause to be executed any valid petition under the Bankruptcy Code, then Manager’s rights under this Agreement will cease and the agreement will terminate. An accounting will be made and Manager or its successor or legal representative will be entitled to a pro rata share of the profits earned to the date of insolvency or default and the right to repayment of any loans, and will likewise be liable for any losses incurred to that date.

ARTICLE X

INSURANCE

10.1        Public Liability Insurance. The Manager will maintain public liability insurance in the amount of at least $1,000,000 per person and $3,000,000 per occurrence. The Tribe will keep the Facilities and all improvements and contents of the Facilities insured for their full replacement value against loss or damage by fire, with extended coverage endorsement and vandalism coverage. The exact nature and extent of this coverage will be agreed upon by the parties, and In the event of disagreement, an experienced and licensed appraiser will be hired to determine the appropriate coverage. Each party will supply the other with satisfactory written evidence of continuing insurance coverage in accordance with this Article X on each anniversary date of this agreement. The insurance premiums and appraisal costs will be an expense of the Gaming Operation

ARTICLE XI

SUCCESSORS AND ASSIGNMENTS

11.1        Binding Effect. The benefits and obligations of this Agreement will inure to and be binding upon the parties to this Agreement and their respective successors and assigns, provided that neither party may assign or sublease their interest in this Agreement without prior written approval of the other party. Any assignment or sublease under this Agreement will be subject to approval by the NIGC, and will be preceded by a complete background investigation of the assignee or sublessee.

ARTICLE XII

RECORDATION

12.1        Recording of Agreement. At the option of Manager, this Agreement may be recorded in any public records.

ARTICLE XIII

NO PARTNERSHIP

13.1        Nothing in this Agreement is intended to create or constitute the parties as partners together, or one to the other, and it is expressly agreed that this business relationship will not be a partnership.

ARTICLE XIV

ENTIRE AGREEMENT

14.1        This Agreement represents the entire management agreement between the Tribe and Manager, and supersedes all other previous agreements, whether written or oral, that may have been entered into previously.

ARTICLE XV

NON-INTERFERENCE

15.1        As a material and substantial consideration for the Tribe entering into this Agreement, Manager agrees that neither Manager nor its agents and employees will interfere with or attempt to influence internal affairs or governmental decisions of the Tribe with the exception that Manager may choose to publicly or privately oppose any proposed act or decision that in Manager’s opinion would be detrimental to the gaming activity and profits to be earned from that activity.

ARTICLE XVI

EXECUTION IN MULTIPLE

16.1        This Agreement is being executed in five originals, one copy to be retained by each party and three to be presented for review of the appropriate Federal agency or commission. All are equally valid.

ARTICLE XVII

DISPUTE RESOLUTION: WAIVERS OF SOVEREIGN IMMUNITY AND TRIBAL COURT JURISDICTION

17.1        Dispute Resolution. The parties agree that any Claim will be governed by the following dispute resolution procedures:

17.1.A    Limited Waiver of Sovereign Immunity. The parties acknowledge that the Tribe is a federally recognized Indian tribe and that the Tribe and its instrumentalities possess sovereign immunity from unconsented suit and other legal proceedings. Nothing in this Agreement may be deemed to be a waiver of the Tribe’s sovereign immunity, except to the limited extent expressly described in this Section 17.1.A and except as limited by Section 17.1.B and 17.3. With respect to all Claims, the Tribe hereby irrevocably waives the sovereign immunity of all Tribal Parties, and all defenses based thereon, for the following limited purposes: (i) the adjudication or enforcement of Claims in any federal court of competent jurisdiction sitting in the State of Oklahoma (and all courts to which appeals therefrom may occur); and (ii) the arbitration of Claims as provided in Section 17.1.E. Only Manager, an affiliate of

Manager and a Tribal Party are entitled to benefit from the limited express waiver of sovereign immunity provided in this Section.

17.1.B    Limitation on Recourse. Notwithstanding any other provision herein, any monetary award or judgment against a Tribal Party with respect to a Claim may be enforced and collected only as against (i) Net Revenues of the Enterprise; (ii) undistributed or future proceeds of the Enterprise; and (iii) if it has been specifically found that the Tribe has prejudiced Manager’s rights under this Agreement or accompanying agreements, or has in any way caused the lack of business success of the Gaming Operation, then the future proceeds of any other gaming operations conducted by the Tribe at any other location. In no instance will any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the assets specified in this Section 17.1.B.

17.1.C    Waiver of Exhaustion of Tribal Remedies Doctrine. In connection with any Claim, the Tribe expressly waives the application of the doctrines of exhaustion of tribal remedies, abstention, or comity and all other rights of the Tribe or any Tribal Party that might otherwise require that a Claim be heard in a Tribal Court.

17.1.D    Obligation to Meet and Confer. Neither party may commence any judicial or arbitration proceeding without providing written notice of the pending commencement of such proceedings to the other party no less than ten (10) days prior to such commencement, during which time the parties must in good faith seek to meet and confer to resolve the dispute without the need for commencement of judicial or arbitration proceedings.

17.1.E     Rules and Location of Arbitration. Claims not resolved during the meet-and-confer process referred to in Section 17.1.D. may, at the option of the Tribe or the Manager, be resolved in Oklahoma by binding arbitration under the commercial arbitration rules of the American Arbitration Association, without waiver of the Tribe’s sovereign immunity for enforcement purposes in any Oklahoma State Courts. The Tribe hereby irrevocably agrees that actions seeking to enforce or aid such arbitration may be entered in Otoe CFR Court, and that such CFR Court must apply the same standards of review as would be applied by federal courts in such circumstances sitting in the State.

17.2        Governing Law. This Agreement is governed by and construed in accordance with applicable federal laws and the laws of the Tribe.

17.3        Resolution of Other Disputes.

17.3.A. Resolution of Disputes between Manager and Customers of the Gaming Operation. Manager will prescribe rules of play for each type of gaming that has been approved by the Tribal Gaming Commission. These rules of play must be posted in plain view, accessible and visible by all customers of the Gaming Operation. All games must be conducted fairly and honestly by both Manager and customers. In the event of a dispute between Manager and any customer, the written rules of play will govern. However, Manager will strive to satisfy the customer in the resolution of any dispute. The General Manager will be initially responsible to attempt to resolve all such disputes. If a dispute cannot be resolved by the General Manager, the General Manager will immediately submit a written report of the dispute to both Manager and Tribal Representative who will discuss the dispute with each other and with the customer. Manager will make the final determination of the action to be taken to resolve the dispute, after consulting with Tribal Representative, and Manager’s decision will be final. Any customer who is not satisfied with the decision of Manager may appeal the decision to the Tribal Gaming Commission.

17.3.B. Resolution of Disputes Between Manager and Employees of the Gaming Operation. Manager will prepare and submit to Tribal Representative a personnel manual, which will describe all personnel policies, procedures, job classifications, salary levels, disciplinary procedures and fringe benefits. The personnel manual will be available to each employee. The manual will provide for establishment of a Grievance Committee. The Grievance Committee will consist of the General Manager, the Tribal Representative and a third person selected by Manager. The third person may be the Director of Human Resources for either the Tribe, the Manager or the Gaming Operation, or any other third person that is qualified in such matters. The selection of the third person by Manager will be final. The decision of the Grievance Committee will be final with respect to all disputes.

ARTICLE XVIII

MISCELLANEOUS

18.1        Parties in Interest. Manager agrees to have attached to this Agreement as Exhibit B, a list of all parties in interest to the contract, including on behalf of the Manager, all corporate officers, all stockholders of the corporation holding 5 percent or more of the stock of the corporation, and all employees presently hired who will have day-to-day management responsibility for the Gaming Operations. Manager agrees to inform the Tribe, in writing, of any change of parties in interest including all corporate officers, directors and stockholders holding 5 percent or more of the stock of the corporation. Manager agrees to inform the Tribe, in writing, of any change in the ownership interest of Manager that results in a transfer of control of more than 50 percent of the outstanding securities of Manager. If Tribe does not consent to such change in control and the transfer occurs, Tribe may terminate this Agreement in accordance with Section 9.

18.2        Parties’ Personal History Statements. The list of parties in interest will include brief personal history statements including their residence and business addresses, occupations, dates of birth and social security numbers.

18.3        Corporate Documents and Authorization. Manager will provide to Tribe its Articles of Incorporation and the Corporate Resolution authorizing this Agreement.

18.4        Conflict of Interest. Manager agrees that no person who has a financial interest in Manager will be elected members of the Tribal government or a relative of an elected member of the Tribal government. If any party in interest or a relative of a party in interest is elected to the Tribal government, that person will be required to divest himself or herself of his or her interest in the contract.

18.5        Limitation on Tribal Offices. Manager agrees that, subject to the establishment of a different policy with the Tribal Council, no elected member of the Tribal government, or relative residing in the immediate household of an elected member of the Tribal government, may be hired as an employee of the Manager or of the Gaming Operation.

18.6        Relative. “Relative” for these purposes means an individual who is related to an elected member of the Tribal government as a father, mother, son, daughter, brother, sister, uncle, aunt, first cousin, nephew, niece, husband, wife, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, stepfather, stepmother, stepsister, half brother or half sister.

18.7        No Payments. Manager agrees that no payments have been and no payments will be made to any elected member of the Tribal government or the relative of any elected member of the Tribal government for the purpose of obtaining or maintaining the contract or any other privilege for the Manager.

18.8        Effective Date. The Effective Date of this Agreement means the date that the written approval of this Agreement is granted by the NIGC pursuant to the Act. The Tribe agrees to use its best efforts to satisfy all of the above conditions within 6 months after the date of this Agreement.

18.9        Semi-Annual Meeting. Manager will be available for a meeting at the Gaming Operation with the Gaming Commission, Tribal Representative and Tribal Gaming Commission at least every 6 months during the term of this Agreement to discuss all matters relevant to the Gaming Operation.

ARTICLE XIX

DUTY TO DEFEND, NOTICE OF CLAIMS, SELECTION OF COUNSEL

19.1        Defense of Claims. It will be the duty of the Manager to defend any and all claims and actions brought against Manager, the Facilities or Tribal gaming interests, with all costs of defense, including but not limited to, attorneys’ fees, necessary and reasonable expenses of the litigation, and expert witness fees to be considered Operating Expenses of the gaming operations. These claims and actions will not be limited by the nature or the amount of the claims unless otherwise specifically stated in this Agreement, but will include only claims and actions related to the duties and obligations of Manager under this Agreement and the activities of Manager in the performance of its obligations under this Agreement.

19.2        Notice. Manager will give prompt notice to Tribe of any and all claims or actions brought against Manager, the Facilities, Tribal gaming interests or any persons acting on behalf of any of the above, where such claim or action is related to the Gaming Operation or the Facilities. Claims and actions, for purposes of this Agreement, will include administrative, civil or criminal actions brought in any forum or jurisdiction, including claims or actions brought before the National Indian Gaming Commission under the Indian Gaming Regulatory Act of 1988 or any claims or notices issued from the Internal Revenue Service.

19.3        Duty to Defend. Manager will be required to defend any and all claims described in Section 19.1 and to secure Tribal approval for hiring competent counsel in the defense of the claims at the expense of the Gaming Operation. If the issues addressed in any such action or claim are of a nature and magnitude that directly endangers the Tribal governmental capacity of the Tribe, Tribal assets (other than future earnings from the gaming operation) or other more substantial Tribal interests, then Tribe may elect to select and provide counsel of its choice to address those issues in order to insure and protect Tribe’s interests in that action or claim. At the option of Manager, Manager may choose to provide co-counsel to work in conjunction with Tribal counsel at the expense of the gaming operation. Any and all costs relative to Tribal counsel’s participation or assuming of responsibility over the greater issues raised in such an action or claim, whether administrative or otherwise, will be an expense to be shared equally between Tribe and the gaming operation, with no more than one-half of said costs to be paid as an expense of operation of the Facilities.

19.4        Tribal Attorney. Manager will have the right to contract independently with Tribe’s attorney to render any or all legal representation described in this Agreement, or Manager will be entitled to select counsel with Tribal approval for any and all representation, counsel, advice or other legal services reasonably related to the fulfillment of Manager’s duties and obligations and the exercise of Manager’s rights under this Agreement.

19.5        Legal Fees. Manager will be responsible for any and all costs of legal representation obtained by Manager for purposes other than carrying out its duties and responsibilities under this Agreement, and no such other expenses or costs will be paid as an expense of the Gaming Operation.

19.6        Indemnification. Manager will be entitled to indemnification from the Gaming Operation for all liabilities incurred and claims made arising in connection with Manager’s good faith performance of duties under this Agreement. If the Tribe, Manager, any contractor or subcontractor or any employees of the Gaming Operation are sued by any person based on Tribal, State or Federal statute or law, Manager will have the right to defend such action or actions on behalf of itself. The Tribe agrees to defend itself and to fully cooperate in the defense. Nothing in this Section 19.6 will be construed to waive or limit the Tribe’s sovereign immunity.

ACKNOWLEDGMENT

The OTOE-MISSOURIA TRIBE OF INDIANS, acting by and through its delegated representative, Chairman C. Michael Harwell and SOUTHWEST CASINO AND HOTEL CORP., by its                                              , hereby agree to the foregoing Management Agreement by and between the

OTOE-MISSOURIA TRIBE OF INDIANS and SOUTHWEST CASINO AND HOTEL CORP. with an Effective Date defined in Section 18.8 of this Agreement.

IN WITNESS WHEREOF, we have executed this instrument this 24th day of March, 2006.

OTOE-MISSOURIA TRIBE OF INDIANS
By and through its delegated
representative, Chairman C. Michael Harwell

ATTEST:

Secretary

SOUTHWEST CASINO AND HOTEL CORP.

By
Printed Name:
Title:

EXHIBIT A

LOCATIONS INCLUDED IN DEFINED TERM “FACILITIES”

7 Clans Paradise Casino

7500 Highway 177

Red Rock, Oklahoma 74651